Exhibit 99.1


FOR  INVESTOR  RELATIONS  CONTACT:                    MEDIA  RELATIONS  CONTACT:
---------------------------------                     -------------------------
Rana  Thomas                                          Katherine  Agard
Magnum  Financial  Group,  LLC                        The  Bohle  Group
(213)  488-0443                                       (310)  785-0515
RTHOMAS@MAGNUMFINANCIAL.COM                           KATHERINE@BOHLE.COM
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                              FOR IMMEDIATE RELEASE


 VSOURCE ANNOUNCES RESIGNATIONS OF CEO AND COO, AND MAKES ANNOUNCEMENT REGARDING
                          COMPANY'S STRATEGIC DIRECTION

VENTURA, California (March 12, 2001) -- Vsource, Inc. (NASDAQ National Market), a pioneer in Internet based procurement solutions, today announced the resignations of the Company's Chairman and Chief Executive Officer, Robert "Jay" McShirley and Chief Operating Officer, P. Scott Turner. In addition, Samuel E. Bradt has resigned from the Board of Directors. The Company has named I. Steven Edelson, Managing Partner of Mercantile Capital Group LLC, acting Chairman of the Board of Directors.

Due to current market conditions and the status of the VSN technology, the Company will cease marketing and development of its VSN product line. The company intends to expand sales of its LiquidMarketplace(TM) suite of procurement tools. LiquidMarketplace provides a full range of e-commerce systems, including traditional and reverse auctions, request-for-price (RFP) and request-for-quote (RFQ) engines, and fixed-price catalogues. The Company will also proceed with its plans to consolidate its technology operations in Bothell, Washington with those in its Los Angeles, California facilities.

The Company also announced it will expand the restructuring plan initiated in the previous quarter including targeted expense reductions and layoffs of 35-40 of the current 50 employees and contract personnel. The Company believes that these steps and a comprehensive evaluation of strategic direction will enhance Vsource's ability to maximize shareholder value.

Chief Financial Officer Sandy Waddell said, "We have made difficult but focused decisions that will significantly strengthen the Company's finances, and allow us to pursue new initiatives. We are very pleased that Steven Edelson has agreed to serve as acting Chairman of the Board. We thank Jay McShirley for his long and dedicated support of Vsource."


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Mr.  Edelson  commented:  "We  believe  the  change  in  leadership  and  in the composition of the Board is appropriate at this time. The Board intends to focus on repositioning Vsource, allowing us to explore strategies to maximize shareholder value".

About Vsource, Inc - Vsource, through its relationship with IBM, provides end-to-end procurement services for the entire purchasing process, all via the Internet. IBM partners with Vsource to provide consulting, systems integration and training for clients, as well as language translation services. For further information, visit http://www.vsource.net.
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Statements  in  this  news  release  that relate to management's expectations or beliefs concerning future plans, expectations, events and performance are "forward-looking" within the meaning of the federal securities laws. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, acceptance by customers of the Company's products, changing technology, competition in the market for purchasing management solutions, government regulation, the Company's limited operating history, general economic conditions, and availability of capital.


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